Exhibit 1.2

AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT

THIS AMENDMENT NO. 1 TO THE UNDERWRITING AGREEMENT (this “Amendment”) is entered into as of November 25, 2025 and amends that certain Underwriting Agreement, dated as of June 9, 2025 (the “Underwriting Agreement”), by and between Blue Water Acquisition Corp. III, a Cayman Islands exempted company (the “Company”), and BTIG, LLC (“BTIG”, and collectively with the Company, the “Parties”), in its capacity as representative of the underwriters. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

WHEREAS, the Company and BTIG are parties to the Underwriting Agreement, which includes Section 7.8 (Right of First Refusal), granting BTIG a right of first refusal to act as capital markets advisor, placement agent, or book‑running lead manager for certain future Company financings;

WHEREAS, Joe Hernandez and BTIG are parties to that certain engagement letter dated July 9, 2024, and the Company and Blue Water Acquisition III LLC (the “Sponsor”) became parties thereto pursuant to that certain amendment dated May 8, 2025 (the original engagement letter, together with such amendment, the “BTIG IPO Engagement Letter”);

WHEREAS, in connection with the purchase of all Company securities held by the Sponsor, pursuant to a Purchase Agreement by and among the Company, the Sponsor, and Yorkville BW Acquisition Sponsor, LLC (the “Purchase Agreement”), the Parties desire to amend the Underwriting Agreement to provide that, effective automatically upon the occurrence of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), (a) Section 7.8 (Right of First Refusal) of the Underwriting Agreement is deleted in its entirety and all rights of first refusal of BTIG thereunder are terminated, with no survival, tail or continuing effect, and (b) to confirm that, effective automatically upon the Closing, all rights of first refusal contained in the fourth paragraph of Section 2 of the BTIG IPO Engagement Letter (as amended), are likewise terminated; and

WHEREAS, Section 10.3 of the Underwriting Agreement permits amendments by a written instrument executed by each party thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Underwriting Agreement, and for other good and valuable consideration, and intending to be legally bound, the parties hereby agree as follows:

1.Deletion of Section 7.8; Termination of ROFR under the Underwriting Agreement. Effective automatically upon the occurrence of the Closing, (a) Section 7.8 (Right of First Refusal) of the Underwriting Agreement is deleted in its entirety; and (b) all rights under Section 7.8 (Right of First Refusal) of the Underwriting Agreement, including BTIG’s right of first refusal to act as capital markets advisor, placement agent, or book‑running lead manager, are terminated, with no survival, tail or continuing effect.

2.Termination of ROFR. For the avoidance of doubt, and effective automatically upon the occurrence of the Closing, any and all rights of first refusal of BTIG to act as capital markets advisor, placement agent, or book‑running lead manager contained in the fourth paragraph of Section 2 of in the BTIG IPO Engagement Letter (as amended), are hereby terminated, with no survival, tail or continuing effect.

3.Conditioned Effectiveness; Backstop. This Amendment is fully executed as of the date first written above but shall become effective only upon the occurrence of the Closing. If the Closing has not occurred by December 1, 2025, this Amendment shall be of no force or effect and shall be deemed null and void ab initio.

4.No Other Amendment or Waiver; No Breach. Except as expressly amended hereby, the Underwriting Agreement remains in full force and effect in accordance with its terms, and nothing herein shall be deemed to amend or waive any provision thereof. For the avoidance of doubt, nothing in this Amendment alters any rights expressly relating to deferred underwriting commissions under the Underwriting Agreement.

5.References to Underwriting Agreement. After the execution and delivery hereof, any reference to the Underwriting Agreement shall mean the Underwriting Agreement as amended by this Amendment.

6.Authority; Section 10.3. This Amendment constitutes a written instrument executed by each party pursuant to Section 10.3 of the Underwriting Agreement.

7.Miscellaneous. This Amendment shall be governed by the laws of the State of New York. This Amendment may be executed in counterparts (including by electronic signature and PDF), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Headings are for convenience only and shall not affect interpretation. If any provision of this Amendment is held invalid, the remainder shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

COMPANY		BTIG

BLUE WATER ACQUISITION CORP. III		BTIG, LLC
By:	/s/ Joseph Hernandez	By:	/s/ Paul Wood
Name:	Joseph Hernandez	Name:	Paul Wood
Title:	Chief Executive Officer	Title:	Managing Director